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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hostopia.com Inc. (the "Company")

We consent to the use of our report dated June 26, 2006 with respect to the consolidated balance sheets of the Company as of March 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended March 31, 2006 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Toronto, Canada	/s/ KPMG LLP
June 30, 2006	Chartered Accountants

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Consent of Independent Registered Public Accounting Firm